Exhibit 99.1

Coldwater Creek Announces Fiscal 2005 Fourth Quarter and Year End Results

Sandpoint, Idaho, March 8, 2006 – Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three and twelve-month periods ended January 28, 2006. All per share amounts reflect a 50 percent stock dividend which was declared by the Board of Directors on December 10, 2005. This stock dividend has the effect of a 3-for-2 stock split.

Consolidated Results

Net income for the three-month period ended January 28, 2006, increased $7.5 million, or 65.5 percent, to $18.9 million, or $0.20 per diluted share, compared with net income of $11.4 million, or $0.12 per diluted share, for the three-month period ended January 29, 2005. Net sales in the fiscal 2005 fourth quarter increased 41.0 percent to $287.9 million from $204.1 million in the fiscal 2004 fourth quarter.

Net income for the fiscal year ended January 28, 2006, increased $17.6 million, or 60.6 percent, to $46.8 million, or $0.50 per diluted share, compared with net income of $29.1 million, or $0.32 per diluted share, for the fiscal year ended January 29, 2005. Net sales in fiscal 2005 increased 33.5 percent to $788.2 million from $590.3 million in fiscal 2004.

“Our positive results for the fourth quarter were due to a combination of compelling merchandise and the effectiveness of our triple-channel marketing strategy, which resulted in strong full-price selling and increased profitability for the period,” said Dennis Pence, Chairman and Chief Executive Officer for Coldwater Creek. “At the same time, our national magazine advertising campaign generated increased customer traffic in all channels and enhanced awareness of the Coldwater Creek brand.”

Gross profit for the fiscal 2005 fourth quarter was $132.4 million, or 46.0 percent of net sales, compared with $86.4 million, or 42.3 percent of net sales, for the fiscal 2004 fourth quarter. The increase in gross profit rate was primarily due to improved merchandise margins on sales in all channels and, to a lesser extent, an increase in full-price sales compared with clearance sales and improved leveraging of the company’s full-line retail store occupancy costs.

Selling, general and administrative expenses for the fiscal 2005 fourth quarter were $101.9 million, or 35.4 percent of net sales, compared with $67.9 million, or 33.3 percent of net sales, for the fiscal 2004 fourth quarter. The increase in the selling, general and administrative expenses expressed as a percentage of net sales was primarily due to increased national magazine advertising.

Income from operations for the fiscal 2005 fourth quarter increased $12.0 million, or 65.0 percent, to $30.6 million, or 10.6 percent of net sales, compared with $18.5 million, or 9.1 percent of net sales, for the fiscal 2004 fourth quarter.

Income from operations for fiscal 2005 increased $26.5 million or 55.4 percent, to $74.3 million, or 9.4 percent of net sales, compared with $47.8 million, or 8.1 percent of net sales, for fiscal 2004.

Retail Segment

Net sales from the Retail Segment, which includes the company’s full-line retail stores, resort stores and outlet stores, increased 68.3 percent to $165.5 million in the fiscal 2005 fourth quarter, from $98.3 million in the fiscal 2004 fourth quarter. Retail Segment net sales represented 57.5 percent of the company’s total net sales in the fiscal 2005 fourth quarter, compared with 48.2 percent in the fiscal 2004 fourth quarter.

Net sales from the Retail Segment increased 55.2 percent to $459.6 million in fiscal 2005, from $296.2 million in fiscal 2004. Retail Segment net sales represented 58.3 percent of the company’s total net sales in fiscal 2005, compared with 50.2 percent in fiscal 2004.

The company opened 11 full-line retail stores during the fiscal 2005 fourth quarter for a total of 174 full-line retail stores in operation at the end of the fiscal 2005, compared with 114 full-line retail stores at the end of fiscal 2004.

Direct Segment

Direct Segment net sales increased 15.7 percent to $122.4 million in the fiscal 2005 fourth quarter from $105.8 million in the fiscal 2004 fourth quarter. Direct Segment net sales represented 42.5 percent of the company’s total net sales in the fiscal 2005 fourth quarter, compared with 51.8 percent in the fiscal 2004 fourth quarter.

Direct Segment net sales increased 11.7 percent to $328.6 million in fiscal 2005 from $294.1 million in fiscal 2004. Direct Segment net sales represented 41.7 percent of the company’s total net sales in fiscal 2005, compared with 49.8 percent in fiscal 2004.

Internet

Internet net sales increased 18.3 percent to $73.7 million in the fiscal 2005 fourth quarter from $62.3 million in the fiscal 2004 fourth quarter. Internet net sales represented 60.2 percent of the Direct Segment’s net sales in the fiscal 2005 fourth quarter, compared with 58.9 percent in the fiscal 2004 fourth quarter. Internet net sales represented 25.6 percent of the company’s total net sales in the fiscal 2005 fourth quarter, compared with 30.5 percent in the fiscal 2004 fourth quarter.

Internet net sales increased 23.6 percent to $200.6 million in fiscal 2005 from $162.2 million in fiscal 2004. Internet net sales represented 61.0 percent of the Direct Segment’s net sales in fiscal 2005, compared with 55.2 percent in fiscal 2004. Internet net sales represented 25.4 percent of the company’s total net sales in fiscal 2005, compared with 27.5 percent in fiscal 2004.

Catalog

Catalog net sales increased 12.0 percent to $48.7 million in the fiscal 2005 fourth quarter from $43.5 million in the fiscal 2004 fourth quarter. Catalog net sales represented 39.8 percent of the Direct Segment’s net sales in the fiscal 2005 fourth quarter, compared with 41.1 percent in the fiscal 2004 fourth quarter. Catalog net sales represented 16.9 percent of the company’s total net sales in the fiscal 2005 fourth quarter, compared with 21.3 percent in the fiscal 2004 fourth quarter.

Catalog net sales decreased 2.9 percent to $128.0 million in fiscal 2005 from $131.9 million in fiscal 2004. Catalog net sales represented 39.0 percent of the Direct Segment’s net sales in fiscal 2005, compared with 44.8 percent in fiscal 2004. Catalog net sales represented 16.2 percent of the company’s total net sales in fiscal 2005, compared with 22.3 percent in fiscal 2004.

Liquidity and Inventory

At the end of the fiscal 2005, the company had no short or long-term debt and a cash position of $131.9 million compared with a cash position of $111.2 million at the end of the fiscal 2004. The company’s working capital increased to $133.9 million at the end of the fiscal 2005 from $116.5 million at the end of the fiscal 2004. Inventory increased $22.6 million, or 35.4 percent, to $86.3 million at the end of the fiscal 2005 from $63.8 million at the end of the fiscal 2004. This increase is primarily attributable to the addition of 60 full-line retail stores since the end of fiscal 2004.

Conference Call Information

As previously announced, Coldwater Creek will host a conference call on Wednesday, March 8, 2006 at 4:45 p.m. (Eastern) to discuss fiscal 2005 fourth quarter results. To listen to the live Web cast, log on to http://phx.corporate-ir.net/playerlink.zhtml?c=92631&s=wm&e=1214930. Also, a link to the live Web cast of the call is provided in the company’s Web site at www.coldwatercreek.com. The call will be archived from approximately one hour after the conference call until midnight on Wednesday, March 15, 2006. The replay can be accessed by dialing (719) 457-0820 and giving the passcode “1024178”. A replay or transcript of the call will also be available in the investor relations section of the company’s Web site. Any additional information provided during the call will be available by accessing the replay of the call.

Coldwater Creek is an integrated multi-sales channel retailer of women’s apparel, jewelry, footwear, gift items and accessories through a growing number of full-line retail stores located across the country, an Internet site at www.coldwatercreek.com and direct-mail catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements regarding our planned retail expansion, sales and revenue growth and financial performance. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to, our inability to realize the full value of merchandise currently in inventory as a result of sluggish sales, ever-changing customer tastes and buying trends; unanticipated increases in mailing and printing costs; the cost of additional overhead that may be required to expand our brand; unexpected or increased costs or delays in the development and expansion of our retail chain and our potential inability to recover these costs due to sluggish sales; the inherent difficulty in forecasting consumer buying patterns and trends and the possibility that any recent improvements in our product margins, or in customer response to our merchandise, may not be sustained; our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both; uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases; and such other factors as are discussed in our Form 10-Q Quarterly Reports and in our most recent Form 10-K Annual Report filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

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Contact:

COLDWATER CREEK INC.

David Gunter

Divisional Vice President of Corporate Communications & Investor Relations

208-263-2266

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited, in thousands except for per share data and store counts)

	Three Months Ended		Twelve Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Statements of Operations:
Net sales	$287,883	$204,130	$788,203	$590,310
Cost of sales	155,458	117,692	424,478	334,368

Gross profit	132,425	86,438	363,725	255,942
Selling, general and administrative expenses	101,861	67,909	289,465	208,158

Income from operations	30,564	18,529	74,260	47,784
Interest, net, and other	1,451	626	4,186	710

Income before income taxes	32,015	19,155	78,446	48,494
Income tax provision	13,142	7,754	31,667	19,364

Net income	$18,873	$11,401	$46,779	$29,130

Net income per share - Basic (a)	$0.21	$0.13	$0.51	$0.33

Weighted average shares outstanding - Basic (a)	91,893	90,918	91,488	87,692
Net income per share - Diluted (a)	$0.20	$0.12	$0.50	$0.32

Weighted average shares outstanding - Diluted (a)	94,656	93,995	94,365	90,743

Supplemental Data:

	Three Months Ended		Twelve Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Operating Statistics:
Catalogs mailed	41,766	42,115	109,368	107,627
Full-line retail store count			174	114
Resort store count			2	2
Outlet store count			22	19
Full-line retail store square footage			950	648

	Three Months Ended		Twelve Months Ended
	January 28, 2006	January 29, 2005	January 28, 2006	January 29, 2005
Channel Net Sales:
Retail	$165,480	$98,338	$459,641	$296,227
Internet	73,722	62,314	200,555	162,225
Catalog	48,681	43,478	128,007	131,858

Total	$287,883	$204,130	$788,203	$590,310

Note (a):	The weighted average shares outstanding and net income per share amounts reflect one 50% stock dividend having the effect of a 3-for-2 stock split declared by the Board of Directors on December 10, 2005.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except for share data)

ASSETS	January 28, 2006	January 29, 2005
CURRENT ASSETS:
Cash and cash equivalents	$131,856	$111,204
Receivables	32,863	12,708
Inventories	86,309	63,752
Prepaid and other	8,319	6,628
Prepaid and deferred marketing costs	10,438	6,905
Deferred income taxes	1,359	1,079

Total current assets	271,144	202,276
Property and equipment, net	178,897	120,689
Deferred income taxes	—	1,233
Restricted cash	4,453	—
Intangible assets	4,667	—
Other	234	388

Total assets	$459,395	$324,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$80,378	$49,406
Accrued liabilities	45,481	31,646
Income taxes payable	11,377	4,736

Total current liabilities	137,236	85,788
Deferred rents	62,632	40,319
Deferred income taxes	267	—
Supplemental Employee Retirement Plan	4,982	—
Other	672	200

Total liabilities	205,789	126,307

Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 150,000,000 shares authorized, 92,020,789 and 90,978,807 shares issued, respectively (a)	920	910
Additional paid-in capital	108,316	98,861
Deferred compensation on restricted stock	(914)	—
Retained earnings (a)	145,284	98,508

Total stockholders’ equity	253,606	198,279

Total liabilities and stockholders’ equity	$459,395	$324,586

Note (a):	The common stock issued and retained earnings amounts reflect one 50% stock dividend having the effect of a 3-for-2 stock split declared by the Board of Directors on December 10, 2005.

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve Months Ended
	January 28, 2006	January 29, 2005
OPERATING ACTIVITIES:
Net income	$46,779	$29,130
Non cash items:
Depreciation and amortization	26,733	19,525
Amortization of deferred compensation	337	—
Amortization of Supplemental Employee Retirement Plan	315	—
Deferred rent amortization	(2,706)	(2,070)
Deferred income taxes	1,220	(5,117)
Tax benefit from exercises of stock options	5,003	3,916
(Gain) loss on asset disposition	(103)	138
Other	63	200
Net change in current assets and liabilities:
Receivables	(20,106)	(2,249)
Inventories	(22,557)	(11,051)
Prepaid and other	(1,691)	(1,349)
Prepaid and deferred marketing costs	(3,533)	(2,686)
Accounts payable	27,508	9,561
Accrued liabilities	10,453	5,859
Income taxes payable	6,641	648
Deferred rents	28,908	20,945
Other changes in non-current assets and liabilities	394	(323)

Net cash provided by operating activities	103,658	65,077

INVESTING ACTIVITIES:
Purchase of property and equipment	(81,175)	(46,890)
Restricted cash	(4,453)	—
Repayments of employee loans	39	191

Net cash used in investing activities	(85,589)	(46,699)

FINANCING ACTIVITIES:
Net proceeds from stock offering	—	42,624
Net proceeds from exercises of stock options	2,583	4,448

Net cash provided by financing activities	2,583	47,072

Net increase in cash and cash equivalents	20,652	65,450
Cash and cash equivalents, beginning	111,204	45,754

Cash and cash equivalents, ending	$131,856	$111,204